UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 29, 2008 (February 26, 2008)

INTERNATIONAL COAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32679	20-2641185
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Corporate Centre Drive Scott Depot, West Virginia	25560
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (304) 760-2400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Coal Group, Inc. (the “Company”), designated Roger L. Nicholson, Senior Vice President, General Counsel and Secretary, as eligible to participate in the Company’s Executive Severance Plan (the “Severance Plan”) upon the expiration of his employment contract on April 24, 2008. The Severance Plan provides certain severance and other benefits to eligible employees (including our named executive officers, other than Mr. Hatfield) whose employment is involuntarily terminated by the Company (other than for cause) or by the employee as a result of a reduction in 10% or more of the employees’ base salary (such termination, a “qualifying termination”).

The Company previously disclosed a summary of the material terms of the Severance Plan in its Current Report on Form 8-K filed on February 26, 2007, which is hereby incorporated by reference. The summary is qualified in its entirety by the text of the Severance Plan, which was filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Item 7.01	Regulation FD Disclosure.

On February 7, 2008, the Company issued an earnings release reporting its preliminary financial results for the three and twelve months ended December 31, 2007. In connection with finalizing its audit, the Company determined that Adjusted EBITDA for the three and twelve month periods ended December 31, 2007 was $1.2 million and $59.1 million, respectively, instead of $3.5 million and $61.3 million, respectively, as reported in the earnings release.

Adjusted EBITDA is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations used by management to gauge operating performance. The Company defines Adjusted EBITDA as net income or loss before deducting net interest expense, income taxes, depreciation, depletion and amortization, impairment charges and minority interest. Adjusted EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with GAAP. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of its performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. The Company also uses Adjusted EBITDA for the following purposes: the executive compensation plan bases incentive compensation payments on its Adjusted EBITDA performance measured against budgets and a peer group. The credit facility uses Adjusted EBITDA (with additional adjustments) to measure the Company’s compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in the Company’s industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect the Company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, the Company’s working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in the Company’s industry may calculate EBITDA or Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss is below.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006 (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net loss	$(127,449)	(97)	$(147,034)	$(9,320)
Depreciation, depletion and amortization	20,530	22,037	86,517	72,218
Interest expense, net	8,505	5,130	35,140	18,091
Income tax benefit	(70,951)	3,921	(85,623)	(9,015)
Impairment charges	170,402	—	170,402	—
Minority interest	163	(83)	(349)	58

Adjusted EBITDA	$1,200	$30,908	$59,053	$72,032

The foregoing information is being furnished under “Item 7.01 Regulation FD Disclosure.” Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

The filing of this Report and the furnishing of the information pursuant to Item 7.01 does not mean that such information is material or that disclosure of such information is required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bennett K. Hatfield
	Name:	Bennett K. Hatfield
	Title:	Chief Executive Officer and President

Date: February 29, 2008

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